AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 17, 2000
                                                 REGISTRATION NO. 333-32106
===========================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                    -----------------------------------


                              AMENDMENT NO. 1
                                     TO
                                  FORM S-3

                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                    -----------------------------------

                         SABRE HOLDINGS CORPORATION
         (Exact name of registrants as specified in their charters)
                    -----------------------------------

                                  DELAWARE
                      (State or other jurisdiction of
                       incorporation or organization)

                                 75-2662240
                    (I.R.S. Employer Identification No.)

                         4255 AMON CARTER BOULEVARD
                          FORT WORTH, TEXAS 76155
                               (817) 963-6400
                (Address, including zip code, and telephone
                number, including area code, of registrants'
                        principal executive offices)

                             JEFFERY M. JACKSON
             Executive Vice President, Chief Financial Officer
                               and Treasurer

                         SABRE HOLDINGS CORPORATION
                         4255 AMON CARTER BOULEVARD
                          FORT WORTH, TEXAS 76155
                               (817) 963-6400
         (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)
                    -----------------------------------

                                  COPY TO:

                           THOMAS W. CHRISTOPHER
                  FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                             ONE NEW YORK PLAZA
                          NEW YORK, NEW YORK 10004
                               (212) 859-8000

                    -----------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.

                    -----------------------------------


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


                                                   (Continued on next page)

                    -----------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===========================================================================

     (Continued from previous page)


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                           CALCULATION OF REGISTRATION FEE
===================================================================================================================================
TITLE OF EACH CLASS OF            MAXIMUM AMOUNT TO        PROPOSED MAXIMUM              PROPOSED MAXIMUM             AMOUNT OF
SECURITIES TO BE REGISTERED(1)    BE REGISTERED(2)(3)   OFFERING PRICE PER UNIT       AGGREGATE OFFERING PRICE     REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par
value $.01 per share
Preferred Stock, par value
$.01 per share Warrants to
Purchase Class A Common
Stock Stock Purchase
Contracts and Stock
Purchase Units Debt
Securities
Warrants to Purchase
Debt Securities...........       $750,000,000                (5)                         $750,000,000(4)           $198,000
-----------------------------------------------------------------------------------------------------------------------------------

(1) Also includes (i) such indeterminate number of shares of Class A Common Stock and shares of Preferred Stock as may be issued upon (a) conversion of or exchange for other shares of Preferred Stock or Debt Securities to the extent such other shares of Preferred Stock or Debt Securities provide for conversion into or exchange for shares of Class A Common Stock or Preferred Stock, or (b) exercise of any Warrants to purchase Class A Common Stock or Stock Purchase Contracts, (ii) such indeterminate principal amount of Debt Securities as may be issued upon (a) conversion of or exchange for shares of Preferred Stock or other Debt Securities to the extent such shares of Preferred Stock and other Debt Securities provide for conversion into or exchange for Debt Securities or (b) exercise of any Warrants to purchase Debt Securities and (iii) Stock Purchase Contracts which may be offered as part of Units of Stock Purchase Contracts and other Securities registered hereby.

(2) Or, if any Debt Securities are issued at an Original Issue Discount, such greater amount as shall result in an aggregate public offering price not in excess of $750,000,000.

(3) In U.S. dollars or the equivalent thereof in one or more foreign currencies or currency units or composite currencies.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(5) Not specified as to each class of Securities to be registered pursuant to General Instruction II-D of Form S-3.

                    -----------------------------------

[RED HERRING]

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION DATED APRIL 17, 2000


PROSPECTUS

                         SABRE HOLDINGS CORPORATION

                   CLASS A COMMON STOCK, PREFERRED STOCK,
                 WARRANTS TO PURCHASE CLASS A COMMON STOCK,
              STOCK PURCHASE CONTRACTS, STOCK PURCHASE UNITS,
                            DEBT SECURITIES AND
                    WARRANTS TO PURCHASE DEBT SECURITIES

                             ------------------

         Through this prospectus, we may periodically offer:

         o    shares of our Class A common stock;

         o    shares of our preferred stock;

         o    warrants to purchase our Class A common stock;

         o contracts to purchase shares of our Class A common stock or preferred stock;

         o    our debt securities;

         o    warrants to purchase our debt securities; and/or

         o units consisting of contracts to purchase shares of our Class A common stock or preferred stock and our preferred stock or debt securities or U.S. treasury securities.

         The offering price of all securities issued under this prospectus may not exceed $750,000,000. We will provide the specific terms of these securities in supplements to this prospectus. This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities. You should read this prospectus and any prospectus supplement carefully before you invest in any of these securities.

         Our Class A common stock trades on the New York Stock Exchange under the symbol "TSG." We will list any shares of our Class A common stock sold under this prospectus on the New York Stock Exchange. If we decide to list or seek a quotation for any other securities, the prospectus supplement will disclose the exchange or market on which such securities will be listed or quoted.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                             ------------------


              The date of this prospectus is           , 2000.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY PROSPECTUS SUPPLEMENT ACCOMPANYING THIS PROSPECTUS AND THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                             ------------------

         Unless we specify otherwise, references in this prospectus to "Sabre," "we," "us" and "our" are to Sabre Holdings Corporation and its consolidated subsidiaries.

                             ------------------

                             TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----

Sabre...............................................................    3
Use of Proceeds.....................................................    3
Ratio of Earnings to Fixed Charges..................................    4
Description of Capital Stock........................................    4
Description of Stock Purchase Contracts and Stock Purchase Units....   11
Description of Debt Securities......................................   11
Description of Warrants.............................................   19
Plan of Distribution................................................   20
Legal Matters.......................................................   21
Experts.............................................................   21
Where You Can Find More Information.................................   22
Forward-Looking Statements..........................................   22


                             ------------------

                                   SABRE

GENERAL


         We are a global leader in information technology for the travel and transportation industries. Through our SabreTM computer reservations system, we are a leader in the electronic distribution of travel. The Sabre system allows travel agencies, corporate travel departments and individual consumers to access information about and book reservations with airlines and other providers of travel and travel-related products and services. In addition, we are a leading provider of information technology solutions to the travel and transportation industries and fulfill substantially all of the data processing, network and distributed systems needs of American Airlines, Inc. and AMR Corporation's other subsidiaries, Canadian Airlines International, Ltd., US Airways, Inc. and other customers.

         We are a holding company incorporated in Delaware on June 25, 1996. As the result of a reorganization completed on July 2, 1996, we became the successor to the businesses of The Sabre Group which were formerly operated as divisions or subsidiaries of American Airlines or AMR. On October 17, 1996, we completed an initial public offering of 23,230,000 shares of our Class A common stock, representing approximately 17.8% of the economic interest of our outstanding common equity. As of December 31, 1999, AMR owned all 107,374,000 shares of our Class B Common Stock, representing approximately 82.7% of the economic interest and 98.0% of the combined voting power of all classes of our voting stock.


         On July 30, 1999, we changed our name from The Sabre Group Holdings, Inc. to our current name, Sabre Holdings Corporation.

RECENT DEVELOPMENTS


         On December 14, 1999, AMR announced its intention to distribute its entire ownership interest in us to its stockholders in a spin-off. On March 15, 2000, AMR exchanged all of its shares of our Class B common stock for an equal number of shares of our Class A common stock and then distributed those Class A shares to its stockholders in the form of a stock dividend. The IRS has ruled that the spin-off will be tax-free to us, AMR and AMR's stockholders. In connection with the spin-off, on February 18, 2000 we paid a one-time cash dividend of $675 million, or approximately $5.20 per share, to all stockholders of record as of the opening of regular trading on the New York Stock Exchange on February 15, 2000.

         On March 7, 2000, Travelocity.com, one of our operating units, completed its merger with Preview Travel, Inc., a publicly-traded company engaged in consumer direct travel distribution over the Internet. In connection with the merger, we contributed our Travelocity.com business and Preview Travel contributed its business to a partnership that will operate the combined businesses. We directly, and indirectly through our ownership interest in Travelocity.com, own approximately 70% of this partnership. Public stockholders own the remainder of the partnership through their interests in Travelocity.com. As a result of these transactions, Travelocity.com is now one of the leading online travel services.


                             ------------------



         Our principal executive offices are located at 4255 Amon Carter Boulevard, Fort Worth, Texas 76155, and our telephone number is (817) 963-6400.


                              USE OF PROCEEDS

         Except as we may otherwise state in any prospectus supplement, we intend to use the net proceeds from the sale of the securities described in this prospectus for general corporate purposes, including the retirement of debt, additions to working capital, capital expenditures and for acquisitions.

                     RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges is computed by dividing fixed charges into net earnings before income taxes and earnings from equity investees, plus fixed charges and the distributed income from equity investees. Fixed charges include interest costs and the estimated interest component of rent expense (one-third of rent expense under operating leases).


                                                    YEARS ENDED DECEMBER 31,
                                              1999    1998     1997     1996     1995
                                              ----    ----     ----     ----     ----
Ratio of earnings to fixed charges.........   18.80   11.78    10.48    7.95     16.77


                        DESCRIPTION OF CAPITAL STOCK

         The following description of our capital stock is not complete and is qualified in its entirety by reference to our certificate of incorporation and bylaws and to any certificate of designations that we file with the SEC if we offer preferred stock under this prospectus. We have filed a copy of our certificate of incorporation as an exhibit to the registration statement of which this prospectus is part.

GENERAL

         Our authorized capital stock consists of

         o 250,000,000 shares of Class A common stock, par value $.01 per share,

         o 107,374,000 shares of Class B common stock, par value $.01 per share, and

         o 20,000,000 shares of preferred stock, par value $.01 per share.

As of March 31, 2000, 129,777,118 shares of our Class A common stock, of our Class B common stock and no shares of our preferred stock were issued and outstanding. We have proposed to our stockholders that our certificate of incorporation be amended to remove the provisions that relate to our Class B common stock and the provisions governing the allocation of corporate opportunities and resolution of conflicts of interest among our company, AMR and our respective affiliates. We are also considering amending corresponding provisions in our bylaws. Accordingly, portions of the description of our common stock and charter and bylaw provisions below will no longer apply following the approval by our stockholders of the proposed charter amendments and the adoption of the proposed bylaw amendments. The charter amendments are described in detail in our preliminary proxy statement filed with the SEC in connection with our annual meeting of stockholders.

COMMON STOCK

         VOTING RIGHTS

         The holders of our Class A common stock and Class B common stock generally have identical rights except that holders of our Class A common stock are entitled to one vote per share while holders of our Class B common stock are entitled to 10 votes per share on all matters to be voted on by stockholders. Holders of shares of our Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors.

         Generally, all matters to be voted on by our stockholders must be approved by a majority (or, in the case of the election of directors, by a plurality) of the votes entitled to be cast by all of our common stockholders, voting together as a single class, subject to any voting rights granted to any of the holders of our preferred stock. Except as the law may otherwise provide, and subject to any voting rights granted to holders of our preferred stock, amendments to our certificate of incorporation generally must be approved by a majority of the combined voting power of all of our common stockholders, voting together as a single class. However, amendments to our certificate of incorporation that would alter or change the powers, preferences or special rights of our Class A common stock or our Class B common stock in an adverse way also requires the approval of a majority of the votes entitled to be cast by that class, voting as a separate class. Nevertheless, any amendment to our certificate of incorporation to increase the authorized shares of any class or authorize the creation, authorization or issuance of any securities convertible into, or warrants or options to acquire, shares of that class requires the approval of the holders of a majority of our common stock, voting together as a single class.




         DIVIDENDS

         Holders of our common stock will share in an equal amount per share in any dividend declared by our board of directors, subject to any preferential rights of any of our outstanding preferred stock. Dividends consisting of shares of Class A common stock and Class B common stock may be paid only as follows:

         o shares of our Class A common stock may be paid only to holders of our Class A common stock and shares of our Class B common stock may be paid only to holders of our Class B common stock and

         o shares will be paid proportionally with respect to each outstanding share of our Class A common stock and our Class B common stock.




         OTHER RIGHTS

         On our liquidation, dissolution or winding up, after payment in full of any amounts we must pay to any creditors and any holders of our preferred stock, all of our common stockholders, regardless of class, are entitled to share ratably in any assets available for distribution to our common stockholders.

         No shares of either class of our common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock.

PREFERRED STOCK

         As of the date of this prospectus, no shares of preferred stock are outstanding. Our board of directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any series, the designations, powers, preferences and rights of that series, and the qualifications, limitations and restrictions of that series, including:

         o    the designation of the series;

         o the number of shares of the series, which number may thereafter be increased or decreased by our board of directors (but not below the number of shares of that series then outstanding);

         o whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

         o the conditions under which and the dates upon which dividends will be payable, and the relation which those dividends will bear to the dividends payable on any other class or classes of stock;

         o the redemption rights and price or prices, if any, for shares of the series;

         o the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

         o the amounts payable on and the preferences of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

         o whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of that other class or series or that other security, the conversion price or prices or rate or rates, any adjustments to that price or those prices or that rate or those rates, the date or dates as of which those shares will be convertible and all other terms and conditions upon which the conversion may be made;

         o restrictions on the issuance of shares of the same series or of any other class or series; and

         o the voting rights, if any, of the holders of shares of that series.

         We believe that the ability of our board of directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. Our authorized shares of preferred stock will be available for issuance without further action by our stockholders, unless that action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock outstanding, or in the amount of voting securities outstanding, of at least 20%.

         Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors may decide to issue those shares based on its judgment as to the best interests of our company and our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage a potential acquiror from making an unsolicited and unwanted acquisition attempt through which that acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of that stock.

BUSINESS COMBINATION STATUTE

         We are subject to Section 203 of the Delaware General Corporation Law (referred to as the DGCL) which restricts certain business combinations between our company and an "interested stockholder" or its affiliates or associates for three years after the stockholder becomes an "interested stockholder." An "interested stockholder" is, in general, a stockholder that owns 15% or more of a corporation's outstanding voting stock. The restrictions do not apply if our board of directors approved the transaction that caused an interested stockholder to become an interested stockholder, our board of directors approves the transaction and stockholders holding at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder approves the transaction at a stockholders' meeting or upon consummation of the transaction, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced (excluding certain shares). Because AMR became an interested stockholder at a time when the restrictions did not apply, the restrictions will not apply to any business combination with AMR. Although our stockholders may elect to exclude our company from the restrictions imposed by Section 203 of the DGCL, our certificate of incorporation does not currently exclude us from those restrictions.

CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

         The summary set forth below describes certain provisions of our certificate of incorporation and bylaws. The summary is qualified in its entirety by reference to the provisions of our certificate of incorporation and bylaws, copies of which we have filed as exhibits to the registration statement of which this prospectus forms a part.

         Some of the provisions of our certificate of incorporation and bylaws discussed below may have the effect, either alone or in combination with the provisions of Section 203 discussed above, of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt that is opposed by our board of directors but that a stockholder might consider to be in its best interest.

         CLASSIFIED BOARD OF DIRECTORS

         Our certificate of incorporation and bylaws provide for a classified board of directors. Except for directors that may be elected by the holders of our preferred stock or any other series or class of our stock, our board is divided into three classes, with the directors of each class as nearly equal in number as possible. The directors of each class serve a term that expires at the third succeeding annual meeting of our stockholders after their election, and each director holds office until his or her successor is duly elected and qualified. At each annual meeting of our stockholders, the term of a different class of our directors expires. Our board of directors may not consist of more than 12 or less than three directors. Our bylaws also provide generally that any vacancies will be filled only by the affirmative vote of a majority of our remaining directors, even if less than a quorum. Therefore, without an amendment to our bylaws, our board of directors could prevent any stockholder from enlarging our board of directors and filling the new directorships with that stockholder's own nominees.


     Our certificate of incorporation and bylaws generally provide that our directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of our stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

         The classification of our directors will have the effect of making it more difficult to change the composition of our board of directors. It could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of our company, even though such an attempt might be beneficial to our company and our stockholders.

         NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     Our certificate of incorporation and bylaws generally provide that stockholder action can be taken only at an annual or special meeting of our stockholders and may not be taken by written consent in place of a meeting. Our bylaws generally provide that special meetings of our stockholders can be called only by our board of directors. Our stockholders may not call a special meeting or require that our board of directors call such a meeting. The business conducted at any special meeting of our stockholders is limited to the business set forth in our notice of meeting provided to stockholders.


         ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS
         AND STOCKHOLDER PROPOSALS

         Our bylaws establish an advance notice procedure for our stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of our stockholders. This stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors, or by a stockholder who has given timely written notice, will be eligible for election as directors of our company. In addition, the business that may be conducted at an annual meeting is limited to business that has been brought before the meeting by, or at the direction of, our chairman of the board or our board of directors or by a stockholder who has given timely written notice of that stockholder's intention to bring that business before the meeting.

     The stockholder notice procedure may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to our company and our stockholders.


         AMENDMENTS

     Our certificate of incorporation and bylaws require that any amendment to the provisions of our bylaws or to certain provisions of our certificate of incorporation, including those provisions discussed above, must be approved by the holders of at least 80% of the Voting Stock. Our certificate of incorporation further provides that our board of directors may amend our bylaws.


CORPORATE OPPORTUNITY AND CONFLICT OF INTEREST POLICIES

         Our certificate of incorporation contains provisions to address some potential conflicts of interest between our company and AMR. In general, these provisions recognize that we and AMR and our and their subsidiaries may engage in the same or similar business activities and lines of business and may have an interest in the same corporate opportunities. These provisions recognize that we and AMR and our and their subsidiaries will continue to have contractual and business relations with each other even after the tax-free spin-off.


         CORPORATE OPPORTUNITY POLICY

         Our certificate of incorporation provides that, except as AMR may otherwise agree in writing, AMR will have the right to

         o engage in the same or similar business activities or lines of business as our company,

         o do business with any potential or actual client, customer or supplier of our company and

         o    employ or engage any of our officers or employees.

Neither AMR nor any of its officers or directors will be liable to us or our stockholders for any breach of fiduciary duty by reason of these activities. In addition, if AMR learns of a potential transaction or matter that may be a corporate opportunity for both AMR and our company, AMR will have no duty to communicate that opportunity to us. AMR will not be liable to us or our stockholders because AMR pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or entity or does not present that corporate opportunity to us.

         If one of our directors or officers who is also a director or officer of AMR learns of a potential transaction or matter that may be a corporate opportunity for both our company and AMR, our certificate of incorporation requires that our director or officer act in good faith under the following three-part policy:

         o a corporate opportunity offered to any person who is a director but not an officer of our company and who is also an officer (whether or not a director) of AMR will belong to AMR, unless the opportunity is expressly offered to that person primarily in his or her capacity as a director of our company; in that case, the opportunity will belong to us.

         o a corporate opportunity offered to any person who is an officer (whether or not a director) of our company and who is also a director but not an officer of AMR will belong to us, unless the opportunity is expressly offered to that person primarily in his or her capacity as a director of AMR; in that case the opportunity will belong to AMR.

         o a corporate opportunity offered to any other person who is either an officer of both our company and AMR or a director of both our company and AMR will belong to AMR or to us, as applicable, if the opportunity is expressly offered to the person primarily in his or her capacity as an officer or director of AMR or of our company, respectively. Otherwise, the opportunity will belong to AMR.

         Under our certificate of incorporation, neither we nor AMR can pursue (or direct to another person or entity) any corporate opportunity that belongs to the other until the party to whom the opportunity determines not to pursue the opportunity. However, if the party to whom the corporate opportunity belongs does not within a reasonable period of time begin to pursue, or thereafter continue to pursue, the opportunity diligently and in good faith, the other party may pursue the opportunity (or direct it to another person or entity).

         A director or officer of our company who follows the three-part policy above will be considered to have acted reasonably and in good faith and fully to have satisfied his or her duties of loyalty and fiduciary duties to our company and our stockholders with respect to that opportunity.

         Under our certificate of incorporation, "corporate opportunities" potentially allocable to our company consist of business opportunities which

         o    we are financially able to undertake;

         o are, from their nature, in our line or lines of business and are of practical advantage to us; and

         o are ones in which we have an interest or reasonable expectancy.

In addition, "corporate opportunities" do not include transactions that we or AMR may participate in under any agreement between our company and AMR when any of our equity is held of record by any person other than AMR or subsequently entered into with the approval of our disinterested directors. For purposes of these corporate opportunity provisions, our chairman of the board or chief executive officer will not be considered an officer of our company by reason of holding that position, unless that person is one of our full-time employees.

         CONFLICT OF INTERESTS POLICY

         Our certificate of incorporation provides that no contract, agreement, arrangement or transaction between

         o    our company and AMR,

         o our company and any customer or supplier or any entity in which one of our directors has a financial interest (a "Related Entity"), or

         o our company and one or more of the directors or officers of our company, AMR or any Related Entity,

or any amendment, modification or termination of that contract, agreement, arrangement or transaction, will be voidable solely because

         o AMR or that customer or supplier, any Related Entity, or any one or more of the officers or directors of our company, AMR or any Related Entity are parties to it, or

         o any of those directors or officers are present at or participate in the meeting of our board of directors or committee of the board which authorizes the contract, agreement, arrangement, transaction, amendment, modification or termination (each, a "Transaction") or

         o    solely because their votes are counted for that purpose,

if one of the following four requirements is met:

         o the material facts as to the Transaction are disclosed or known to our board of directors or the committee of our board that authorizes the Transaction, and our board of directors or that committee in good faith approves the Transaction by a majority of the disinterested directors on our board or that committee, even if the disinterested directors are less than a quorum;

         o the material facts as to the Transaction are disclosed or known to the holders of the Voting Stock entitled to vote on the Transaction, and the Transaction is specifically approved by vote of the holders of a majority of the then outstanding Voting Stock not owned by AMR or the Related Entity, voting together as a single class;

         o the Transaction is effected under guidelines which are in good faith approved by a majority of the disinterested directors on our board of directors or the applicable committee of the board or by vote of the holders of a majority of the then outstanding Voting Stock not owned by AMR or the Related Entity, voting together as a single class; or

         o the Transaction is fair to our company as of the time it is approved by our board of directors, a committee of our board or our stockholders.

         Our certificate of incorporation also provides that any Transaction authorized, approved or effected, and each of the guidelines so authorized or approved, as described in the first three items of the immediately preceding list, will be deemed to be entirely fair to our company and our stockholders; provided that, if that authorization or approval is not obtained, or the Transaction is not so effected, no presumption shall arise that the Transaction or guideline is not fair to our company and our stockholders.


     The affirmative vote of the holders of more than 80 percent of the outstanding Voting Stock, voting together as a single class, will be required to alter, amend or repeal any of these conflict of interest or corporate opportunity provisions in a manner adverse to the interests of AMR.


RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY

         Our certificate of incorporation authorizes our board of directors to create and issue rights entitling their holders to purchase shares of capital stock or other securities or property from us. Our board of directors will determine the times at which and terms upon which those rights are to be issued. Our board of directors has authority to determine, among other things:

         o the purchase price of the capital stock to be purchased upon exercise of those rights;

         o provisions relating to the times at which and the circumstances under which those rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of our company;

         o provisions which adjust the number or exercise price of such rights or amount or nature of the stock receivable upon exercise of those rights if there is a combination, split or recapitalization of any of our stock, a change in ownership of our stock or other securities or a reorganization, merger, consolidation, sale of assets or other event relating to our company or our stock, and provisions restricting our ability to enter into any such transaction absent an assumption by the other party or parties to the transaction of our obligations under those rights;

         o provisions which deny the holder of a specified percentage of our outstanding securities the right to exercise those rights and cause those rights held by that holder to become void;

         o provisions which permit us to redeem or exchange those rights; and

         o the appointment of the rights agent with respect to those rights.

LISTING

         Our Class A common stock trades on the New York Stock Exchange under the symbol "TSG." We will list any shares of our Class A common stock sold under this prospectus on the New York Stock Exchange.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Bank One Trust Company, NA.

      DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

         We may issue stock purchase contracts, including contracts that would require holders to purchase from us and for us to sell to them, a specified number of shares of our Class A common stock or preferred stock at a future date or dates. The price per share of Class A common stock and number of shares of Class A common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. We may issue the stock purchase contracts separately or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or U.S. Treasury securities, that secure the holders' obligations to purchase our Class A common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner.

         We will describe the terms of any stock purchase contracts or stock purchase units that we offer under this prospectus in a prospectus supplement. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the stock purchase contracts or stock purchase units.

                       DESCRIPTION OF DEBT SECURITIES

         The following description summarizes some of the general terms and conditions of the debt securities that we may issue under this prospectus. We will describe the particular terms of any debt securities that we offer and the extent to which the general provisions below will apply to those debt securities in a prospectus supplement relating to those debt securities.

         We will issue these debt securities under an indenture. SunTrust Bank will serve as the trustee under the indenture. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The debt securities will be subject to all those terms, and we refer the holders of the debt securities to the indenture and the Trust Indenture Act for a statement of those terms. Unless we otherwise indicate, capitalized terms have the meanings given them in the indenture.

         The applicable prospectus supplement will specify whether the debt securities we issue will be senior, senior subordinated or subordinated (including, if applicable, junior subordinated) debt. The debt securities may be convertible into shares of our preferred stock or Class A common stock or other securities or may be issued as part of units of debt securities and other securities that we may offer under this prospectus. If we issue debt securities as part of units consisting of debt securities and other securities we may issue under this prospectus or in exchange for shares of our preferred stock, we will describe any applicable material federal income tax consequences to holders in the applicable prospectus supplement.

         The following summary of various provisions of the indenture and the debt securities is not complete.

GENERAL

         The indenture will not limit the amount of additional indebtedness that we or any of our subsidiaries may incur, except as we may provide in the applicable prospectus supplement. The debt securities will be senior or subordinated obligations as described in the applicable prospectus supplement.

         We will indicate in the applicable prospectus supplement the following terms of and information concerning any debt securities we issue (to the extent those terms apply to those debt securities and have not been otherwise described):

         o the specific title, aggregate principal amount, denomination and form;

         o the date of maturity (or the method by which that date may be determined or extended);

         o any interest rate or rates, whether fixed or floating (or the method by which that rate or those rates will be determined);

         o the date from which interest will accrue (or the method by which that date may be determined or reset), the dates on which that interest will be payable and the record date for any interest payable on the interest payment date and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

         o the place or places where the principal of and any premium and any interest on the debt securities will be payable, or where those debt securities may be surrendered for registration of transfer or exchange, if not the corporate trust office of the trustee for those debt securities;

         o the portion of the principal amount of debt securities of the series payable upon certain declarations of acceleration or the method by which that portion shall be determined;

         o the denominations and the currency, currencies, currency units or composite currencies in which the debt securities will be issuable;

         o the currency, currencies, currency units or composite currencies in which payments on the debt securities will be made, if not U.S. dollars;

         o whether the debt securities are senior debt securities or subordinated debt securities, and if subordinated debt securities, the terms of the subordination;

         o any redemption, repayment or sinking fund provisions, including the period or periods within which, the currency, currencies, currency units or composite currencies in which and the other terms and conditions upon which we may redeem the debt securities;

         o the ability of a holder of a debt security to renew or extend the maturity of all or any portion of a debt security;

         o whether the debt securities are convertible into or exchangeable for our common stock or preferred stock or other securities and the terms of the security into which they are convertible or exchangeable (see "Description of Capital Stock"), the conversion price or exchange ratio, other terms related to conversion and exchange and any anti-dilution protections;

         o whether the debt securities will be sold as part of units consisting of debt securities and other securities that we may offer under this prospectus;

         o if the amount of payments of principal of or any premium or interest on any debt securities of the series may be determined by reference to an index, formula or other method, the index, formula or other method by which those amounts will be determined;

         o whether and by what method the debt securities of the series (or certain covenants under the related indenture) may be defeased and discharged by us;

         o whether the debt securities of the series shall be issued in whole or in part as book-entry securities;

         o whether additional debt securities of the series may be issued following the initial issuance of the debt securities of the series;

         o    any applicable material federal income tax consequences; and

         o any other material specific terms of the debt securities, including any material additional events of default or covenants provided for and any material terms that may be required by or advisable under applicable laws or regulations.

PAYMENT OF PRINCIPAL, PREMIUM AND INTEREST


         Unless otherwise indicated in an applicable prospectus supplement, principal of and premium, if any, and interest, if any, on the debt securities will be payable, and the debt securities will be exchangeable and transfers of debt securities will be registrable, at the office of the trustee at 25 Park Place, N.E., 24th Floor, Atlanta, Georgia 30303-2900. At our option, however, payment of interest may be made by:


         o wire transfer on the date of payment in immediately available federal funds or next day funds to an account specified by written notice to the trustee from any holder of debt securities;

         o any similar manner that the holder may designate in writing to the trustee; or

         o check mailed to the address of the holder as it appears in the security register.

         Any payment of principal and premium, if any, and interest, if any, required to be made on a day that is not a business day need not be made on that day, but may be made on the next succeeding business day with the same force and effect as if made on the non-business day. No interest will accrue for the period from and after the non-business day.

         Unless otherwise indicated in the prospectus supplement relating to the particular series of debt securities, we will issue the debt securities only in fully registered form, without coupons, in denominations of $1,000 or any multiple of $1,000. We will not require a service charge for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

ORIGINAL ISSUE DISCOUNT SECURITIES

         Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. An original issue discount security under the indenture includes any security which provides for an amount less than its principal amount to be due and payable upon a declaration of acceleration upon the occurrence of an event of default. In addition, under regulations of the U.S. Treasury Department it is possible that debt securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes, and special rules may apply to debt securities and warrants which are considered to be issued as "investment units". Federal income tax consequences and other special considerations applicable to any such original issue discount securities, or other debt securities treated as issued at an original issue discount, and to "investment units" will be described in the applicable prospectus supplement.

BOOK-ENTRY DEBT SECURITIES

         The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depository or its nominee identified in the prospectus supplement relating to the debt securities. In this case, one or more global securities will be issued in a denomination or total denominations equal to the portion of the total principal amount of outstanding debt securities to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depository for the global security to a nominee of the depository and except in the circumstances described in the prospectus supplement relating to the debt securities. We will describe in the applicable prospectus supplement the terms of any depository arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

CERTAIN COVENANTS OF SABRE

         RESTRICTIONS ON SECURED DEBT

         Unless otherwise provided in the prospectus supplement with respect to any series of the debt securities, if Sabre or any domestic subsidiary incurs, issues, assumes or guarantees any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness, secured by a mortgage, pledge or other lien on any principal domestic property or on any shares of stock or debt of any domestic subsidiary, Sabre will secure, or cause its domestic subsidiary to secure, the debt securities equally and ratably with, or prior to, that indebtedness, so long as that indebtedness is to be secured, unless after giving effect to it the aggregate amount of all secured indebtedness, together with all attributable debt in respect of sale and leaseback transactions involving principal domestic properties, would not exceed 15% of Sabre's consolidated net assets. This restriction will not apply to, and there shall be excluded in computing secured indebtedness for the purpose of this restriction, indebtedness secured by:

         o mortgages on property of, or on any shares of stock or debt of, any corporation existing at the time that corporation becomes a domestic subsidiary; provided that such mortgages or liens are not incurred in anticipation of such corporation becoming a domestic subsidiary;

         o    mortgages in favor of Sabre or any domestic subsidiary;

         o mortgages in favor of U.S. or foreign governmental bodies to secure partial, progress, advance or other payments;

         o mortgages on property, shares of stock or debt existing at the time of acquisition, including acquisition through merger or consolidation, purchase money mortgages and construction cost mortgages existing at or incurred within 120 days of the time of acquisition;

         o mortgages existing on the first date on which the debt security is authenticated by the trustee;

         o mortgages incurred in connection with pollution control, industrial revenue or similar financings; and

         o any extension, renewal or replacement of any debt secured by any mortgage referred to in the foregoing list, inclusive; provided that the principal amount of debt secured by such mortgage shall not be increased.

         RESTRICTIONS ON SALES AND LEASEBACKS

         Unless otherwise provided in the prospectus supplement with respect to any series of the debt securities, neither Sabre nor any domestic subsidiary may enter into any sale and leaseback transaction involving any principal domestic property, the acquisition or completion of construction and commencement of full operation of which has occurred more than 120 days prior thereto, unless:

         o Sabre or the domestic subsidiary could incur a mortgage on the property under the restrictions described above under "Restrictions on Secured Debt" in an amount equal to the attributable debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities; or

         o Sabre, within 120 days after the sale or transfer by Sabre or any domestic subsidiary, applies to the purchase of other property that constitutes a principal domestic property or the retirement of Sabre's or any domestic subsidiary's funded debt, which is defined as indebtedness for borrowed money having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the date of determination of the amount, an amount equal to the greater of:

              (1) the net proceeds of the sale of the principal domestic property sold and leased under such arrangement; or

              (2) the attributable debt with respect to such sale and leaseback transaction.

         The following are the meanings of terms that are important in understanding the restrictive covenants previously described:

         o "attributable debt" means, in connection with a sale and leaseback transaction involving a lease with an original term of more than 12 months, (1) the present value of the total net amount of rent required to be paid under such lease during the remaining term of the lease (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such a rate, the weighted average interest rate per year borne by the debt securities of each series outstanding under the indenture compounded semi-annually, or (2) if the obligation with respect to such sale and leaseback transaction is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with generally accepted accounting principles, the amount equal to the capitalized amount of such obligation determined in accordance with generally accepted accounting principles and included in the financial statements of the lessee.

         o "consolidated net assets" means the aggregate amount of assets, less reserves and other deductible items, after deducting current liabilities, as shown on Sabre's most recent consolidated balance sheet and prepared in accordance with generally accepted accounting principles.


         o "domestic subsidiary" means a subsidiary of Sabre which owns a principal domestic property and transacts substantially all of its business or maintains substantially all of its property within the United States, excluding its territories, possessions and Puerto Rico. The term does not include any subsidiary which is engaged primarily in financing operations outside of the United States or in leasing personal property or financing inventory, receivables or other property.


         o "principal domestic property" means any building, structure or other facility, together with the land on which it is erected and fixtures comprising a part of it, used primarily for information processing, research or housing hardware or software required for information processing, located in the United States, excluding its territories, possessions and Puerto Rico, owned or leased by Sabre or one of Sabre's subsidiaries and having a net book value in excess of 1% of Sabre's consolidated net assets, other than any such building, structure or other facility or a portion which Sabre's principal executive officer, president and principal financial officer determine in good faith is not of material importance to the total business conducted or assets owned by Sabre and its subsidiaries as an entirety.

         o "subsidiary" means any corporation, association or other business entity of which more than 50% of the outstanding Voting Interests is owned directly or indirectly by Sabre or by one or more other subsidiaries or by Sabre and one or more subsidiaries.

         o "Voting Interests" means, with respect to any corporation, association or other business entity (each, a "person"), any and all shares, interests, participations or other equivalents in equity of such person, ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such person.

REDEMPTION

         If and to the extent we provide in the applicable prospectus supplement, we will have the right to redeem the debt securities, in whole or from time to time in part, after the date and at the redemption prices set forth in the applicable prospectus supplement.

EVENTS OF DEFAULT

         The indenture defines an event of default for the debt securities of any series as:

         o failure to pay principal (or premium) on any debt security of that series when due;

         o failure to pay interest on any debt security of that series within 30 days of the date when due;

         o failure to deposit any sinking fund payment when due for that series;

         o failure to perform for 90 days after notice any of the other covenants in the indenture;

         o a default with respect to any of our publicly traded indebtedness in an amount in excess of $50 million, which default results in the acceleration of that indebtedness and the indebtedness is not discharged, the default is not cured or waived or the acceleration is not rescinded within ten days of the acceleration;

         o    certain events of bankruptcy, insolvency or reorganization;
              and

         o any other event of default provided for debt securities of that series.

         The indenture provides that if any event of default affecting outstanding debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, the portion of the principal amount of those debt securities as specified by their terms) of all debt securities of that series to be due and payable immediately. However, under certain circumstances the holders of a majority in principal amount of the outstanding debt securities of that series on behalf of the holders of all debt securities of that series may annul a declaration and waive past defaults (except, unless previously cured, a default in payment of principal of or any premium or any interest on the debt securities of that series and other specified defaults).

         We refer you to the prospectus supplement relating to each series of debt securities that are original issue discount securities for the particular provisions regarding acceleration of the maturity of a portion of the principal amount of those original issue discount securities if an event of default occurs and continues.

         The indenture contains a provision entitling the trustee, subject to its duty to act with the required standard of care during a default under any series of debt securities, to be indemnified by the holders of debt securities of that series before exercising any right or power under the indenture at the request of the holders of the debt securities of that series.

         The indenture provides that no holder of debt securities of any series may institute proceedings, judicial or otherwise, to enforce the indenture except if the trustee fails to act for 60 days after it receives a written request to enforce the indenture by the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of that series and an offer of reasonable indemnity. This provision will not prevent any holder of debt securities from enforcing payment of the principal of and any premium and interest on those debt securities when due. The holders of a majority in aggregate principal amount of the debt securities of any series outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it with respect to those debt securities. However, the trustee may refuse to follow any direction that it determines would be illegal or would conflict with the indenture or involve it in personal liability or which would unjustly prejudice holders of the debt securities of that series not joining the proceeding.

         The indenture provides that the trustee will, within 90 days after a default occurs that affects the outstanding debt securities of any series, give to the holders of those debt securities notice of that default, unless that default has been cured or waived. Except in the case of a default in the payment of principal of, or any premium or interest on, any debt securities or payment of any sinking fund installment, the trustee will be protected in withholding of that notice if it determines in good faith that the withholding of that notice is in the interest of the holders of the debt securities of that series.

         We will be required to file with the trustee annually an officers' certificate as to the absence of certain defaults under the terms of the indenture.

DEFEASANCE OF DEBT SECURITIES OR SELECTED COVENANTS

         DEFEASANCE AND DISCHARGE. Unless we otherwise indicate in the applicable prospectus supplement, the debt securities of any series will provide that we will be discharged from all obligations under the debt securities of that series (except for obligations to register the transfer or exchange of debt securities of that series, to replace stolen, lost or mutilated debt securities of that series, to maintain paying agencies and to hold moneys for payment in trust) once we deposit with the trustee, in trust, money and/or U.S. government obligations, which through the payment of interest and principal, will provide a sufficient amount of money to pay and discharge the principal of (and any premium) and any interest on, and any mandatory sinking fund payments that apply to, the debt securities of that series on the stated maturity of those payments. This discharge may occur only if, among other things, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the IRS a ruling, or there has been a change in tax law, that would cause the discharge not to be deemed, or result in, a taxable event for the holders of the debt securities of that series.

         DEFEASANCE OF SELECTED COVENANTS. Unless we otherwise provide in the applicable prospectus supplement, the debt securities of any series will permit us not to comply with some restrictive covenants, including those relating to consolidation and merger in the indenture, if we satisfy certain conditions. We will be able to defease those covenants if, among other things:

         o we deposit with the trustee money and/or U.S. government obligations, which, through the payment of interest and principal, will provide a sufficient amount of money to pay the principal of (and any premium) and any interest on, and any mandatory sinking fund payments applicable to, the debt securities of that series on the stated maturity of those payments; and

         o we deliver to the trustee an opinion of counsel stating that the deposit and related covenant defeasance will not cause the holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes.

         If we elect to defease the covenants of a series of debt securities and subsequently those debt securities are declared due and payable because an event of default has occurred, the amount of money and/or U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on those debt securities at their stated maturity but may not be sufficient to pay amounts due on those debt securities at the time of the acceleration. However, we will remain liable for those payments.

         We will state in the prospectus supplement for any particular series of debt securities if any defeasance provisions will apply to those debt securities.

MODIFICATION OF THE INDENTURE AND WAIVER OF COVENANTS

         The indenture permits us and the trustee, with the consent of the holders of at least a majority in principal amount of outstanding debt securities of each series affected, to execute supplemental indentures adding provisions to or changing or eliminating provisions of the indenture or modifying the rights of the holders of outstanding debt securities of that series, except that no supplemental indenture may, without the consent of the holder of each outstanding debt security affected:

         o change the stated maturity, or reduce the principal amount, any premium on or the rate of payment of any interest on, of any debt security of any series;

         o reduce the principal amount of, or the premium, if any, or, except as otherwise provided in the prospectus supplement, interest on, any debt security, including in the case of an original issue discount security the amount payable upon acceleration of the maturity;

         o change the place or currency of payment of principal of, premium, if any, or interest on any debt security;

         o impair the right to institute suit for the enforcement of any payment on any debt security on or at the stated maturity thereof, or in the case of redemption, on or after the redemption date; or

         o reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

         The indenture also allows us not to comply with certain covenants in the indenture upon waiver by the holders of a majority in principal amount of outstanding debt securities of the series affected.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         The indenture allows us, without the consent of the holders of any of the outstanding debt securities, to consolidate with or merge into any other person or transfer or lease our assets substantially as an entirety to any person if:

         o the successor is a corporation organized under the laws of any domestic jurisdiction;

         o the successor corporation assumes our obligations on the debt securities and under the indenture; and

         o after giving effect to the transaction no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing.

CONCERNING THE TRUSTEE

         SunTrust Bank is the trustee under the indenture. We maintain banking relationships in the ordinary course of business with the trustee. The trustee is also a lender under our revolving credit agreement and a party to certain other financing transactions with us.

GOVERNING LAW

         Unless we otherwise specify in the applicable prospectus supplement, the indenture for the debt securities and the debt securities will be governed by New York law.

                          DESCRIPTION OF WARRANTS

         We may issue debt warrants for the purchase of debt securities or Class A common stock warrants for the purchase of our Class A common stock. Debt warrants and Class A common stock warrants are referred to in this prospectus collectively as "Securities Warrants." Securities Warrants may be issued independently or together with any debt securities or Class A common stock offered by any prospectus supplement and may be attached to or separate from those debt securities or Class A common stock.

         Each series of Securities Warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with warrant certificates evidencing the Securities Warrants. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of Securities Warrants.

         The following description summarizes the general terms of the form of warrant agreements and warrant certificates which have been filed as exhibits to the registration statement of which this prospectus forms a part. You should read the warrant agreement and warrant certificates for provisions summarized below and others that may be important to you.

GENERAL

         The prospectus supplement relating to a particular series of warrants will include the specific forms of the series, including, where applicable, the following:

         o    the title of the Securities Warrants;

         o    the offering price;

         o the currency or currency units in which the purchase price for offered Securities Warrants may be payable;

         o the title, total principal amount, currency or currency units and other terms of debt securities purchasable upon exercise of debt warrants;

         o the number of shares of Class A common stock purchasable upon the exercise of a common stock warrant;

         o the redemption or call provisions, if any, applicable to the Securities Warrants;

         o the designation and terms of the debt securities with which the offered debt warrants are issued and the number of debt warrants issued with each such debt security;

         o the date on and after which the Securities Warrants and the related debt securities or shares of Class A common stock will be separately transferable;

         o the price and currency or currency units at which the amount of debt securities or shares of Class A common stock, as the case may be, may be purchased upon exercise;

         o the date on which the right to exercise the Securities Warrants begins and the date on which the right to exercise expires (the "expiration date");

         o the minimum and maximum amount of Securities Warrants that may be exercised at any one time;

         o the antidilution provisions of the Securities Warrants, if any;

         o United States federal income tax consequences applicable to that Securities Warrant;

         o whether the Securities Warrants represented by the warrant certificates will be issued in registered or bearer form; and

         o any other terms of the Securities Warrants, including terms, procedures and limitations relating to exchange and exercise of the Securities Warrants.

TRANSFERS AND EXCHANGE

         Warrant certificates may be exchanged for new warrant certificates of different denominations, may, if in registered form, be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent. We may specify other offices where these activities may be conducted in an applicable prospectus supplement. Before the exercise of any Securities Warrants, holders of the Securities Warrants will not have any of the rights of holders of the debt securities or Class A common stock, as applicable, purchasable upon exercise. This means holders of debt warrants will not have the right to receive payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon exercise or to enforce covenants in the indenture governing the underlying debt securities. Holders of Class A common stock warrants will not have the right to receive payments of dividends, if any, on the Class A common stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE

         Each Securities Warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of Class A common stock at the exercise price that is set forth in, or calculable from, the applicable prospectus supplement. Holders will be able to exercise Securities Warrants at any time up to the time on the expiration date set forth in the applicable prospectus supplement. After that time, or a later date to which such expiration date may be extended by us, unexercised Securities Warrants will become void.

         Holders will be able to exercise Securities Warrants by delivering to the warrant agent at its corporate trust office warrant certificates properly completed and paying the exercise price. As soon as practicable after such delivery, we will issue and deliver to the indicated holder the debt securities or shares of Class A common stock issuable upon that exercise. If fewer than all of the Securities Warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining number of Securities Warrants.

                            PLAN OF DISTRIBUTION

         We may sell securities issuable under this prospectus to or through one or more underwriters or dealers and also may sell those securities directly to institutional investors or other purchasers, or through agents.

         We may distribute the securities periodically in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices.

         In connection with the sale of any securities under this prospectus, underwriters or agents may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of those securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any of those underwriters or agents will be identified, and any compensation received from us will be described, in the related prospectus supplement.

         Under agreements that we may enter into, underwriters and agents who participate in the distribution of securities issuable under this prospectus may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act.

         If we so indicate in the related prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by some institutions to purchase securities from us under contracts providing for payment and delivery on a future date. Institutions with whom we would enter into those contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under a contract will be subject to the condition that the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which that purchaser is subject. The underwriters and those other agents will not have any responsibility as to the validity or performance of those contracts.

         If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of underwriters and some selling group members to bid for and purchase the securities. As an exception to these rules, underwriters may engage in some transactions that stabilize the price of the securities. Those transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

         If any underwriters create a short position in the securities in connection with any offering, that is, if they sell more securities than are set forth on the cover page of any prospectus supplement accompanying this prospectus, the underwriters may reduce that short position by purchasing securities in the open market.

         Underwriters may also impose a penalty bid on some selling group members. This means that if the underwriters purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the selling group members that sold those securities as part of that offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resales of the securities.

         Some of the underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of business.

         The securities we sell under this prospectus may or may not be listed on a national securities exchange (other than our Class A common stock, which is listed on the New York Stock Exchange). We will list on the New York Stock Exchange any shares of our Class A common stock sold under a prospectus supplement to this prospectus, subject to official notice of issuance. We can not assure you that there will be an active trading market for any of the securities sold under this prospectus.

                               LEGAL MATTERS

         The validity of the securities issuable under this prospectus will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson, a partnership including professional corporations, New York, New York.

                                  EXPERTS


         The consolidated financial statements and schedule appearing in Sabre's Annual Report (Form 10-K) for the fiscal year ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                    WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov and at the public reference room of the New York Stock Exchange, 20 Broad Street, New York, New York.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all the securities offered under this prospectus are sold. This prospectus is part of the registration statement we filed with the SEC.


         1.   Annual Report on Form 10-K for the year ended December 31,
              1999.

         2.   Current Report on Form 8-K, filed February 9, 2000.

         3.   Current Report on Form 8-K, filed March 6, 2000.

         4. The section entitled "Proposal 2 - Amendments to the Corporation's Restated Certificate of Incorporation" in the Preliminary Proxy Statement on Schedule 14A, filed March 28, 2000


         You may request a copy of these filings, at no cost, by writing or telephoning us at Sabre Holdings Corporation, 4255 Amon Carter Boulevard, Fort Worth, Texas 76155, telephone (817) 963-6400, Attention: Investor Relations.

                         FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained or incorporated by reference in this prospectus, including statements regarding our competitive strengths, business strategy, future financial position, budgets, projected costs and plans and objectives of management are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "should," "intend," "estimate," "anticipate," "believe," "continue" or similar terminology. We can give no assurance that the expectations reflected in forward-looking statements will prove to have been correct. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors including those set forth under the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and "Sabre Holdings Corporation Cautionary Statement" incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 1999. All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the factors we disclose that could cause our actual results to differ materially from our expectations. We undertake no obligation to update publicly or revise any forward-looking statements.

                                  PART II


                 INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

              SEC registration fee                       $      198,000
              Blue sky fees and expenses                          6,000
              Legal fees and expenses                           575,000
              Accounting fees and expenses                       50,000
              Printing and engraving expenses                   300,000
              Trustees' fees and expenses                         4,500
              Rating agency fees                                593,000
              Miscellaneous                                     123,500
                                                         ----------------
                       Total                             $    1,850,000
                                                         ================
-----------------
* Except for the SEC registration fee and the NASD fee, all of the foregoing expenses have been estimated.



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify directors and officers and certain other individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) in which such person is involved because such person is a director or officer of the corporation, if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. No indemnification shall be made to an officer or director or other qualified individual if such person shall have been adjudged to be liable to the corporation unless such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interest of the corporation and only to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought, determines that despite the adjudication of liability such person is fairly and reasonably entitled to such indemnification. If such person is successful on the merits or otherwise in defense of any action, then Section 145 provides that such person shall be indemnified against expenses including attorneys' fees actually and reasonably incurred by that person in connection therewith. Section 102(b)(7) of the DGCL provides that the liability of a director may not be limited or eliminated for the breach of such director's duty of loyalty to the corporation or its stockholders, for such director's intentional acts or omissions not in good faith, for such director's concurrence in or vote for an unlawful payment of a dividend or unlawful stock purchase or redemption or for any improper personal benefit derived by the director from any transaction.

         The Bylaws of Sabre Holdings Corporation (the "Company") provide that the Company will indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to serve at the request of the Company as a director or officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The Company's Bylaws further provide that the Company may indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Company, or is or was serving or has agreed to serve at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity.

         The indemnification referred to in the preceding paragraph will be from and against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom. However, such indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding the preceding two sentences, in the case of an action or suit by or in the right of the Company to procure a judgment in its favor
(a) the indemnification referred to in this paragraph will be limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (b) no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the Company unless, and only to the extent that, the Delaware Court of Chancery (or the court in which such action or suit was brought) determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery (or such other court) deems proper. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding will be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it will ultimately be determined that he or she is not entitled to be indemnified by the Company. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Company's Board of Directors deems appropriate.

         The indemnification described in the preceding two paragraphs will not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw of the Company, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs, executors and administrators of such a person. The Company will purchase and maintain insurance on behalf of any person who is or was or has agreed to serve at the request of the Company as a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against, and incurred by, him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the Company's Bylaws; provided, however, such insurance must be available on acceptable terms, which determination shall be made by a vote of a majority of the Company's Board of Directors.

ITEM 16. EXHIBITS

         1.1*      --Form of Underwriting Agreement (for equity securities)

         1.2*      --Form of Underwriting Agreement (for debt securities)

         1.3*      --Form of Underwriting Agreement (for units consisting
                     of stock purchase contracts and debt securities)

         1.4*      --Form of Selling Agency Agreement (for debt securities)

         4.1       --Restated Certificate of Incorporation of the Company
                     (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1
                     (Registration No. 333-09747))

         4.2       --Certificate of Amendment to Certificate of
                     Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30,
                     1999)

         4.3       --Restated Bylaws of the Company (incorporated by
                     reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-09747))

         4.4       --Registration Rights Agreement between the Company and
                     AMR Corporation (incorporated by reference to the exhibits to the Company's Registration Statement on Form S-1 (Registration No. 333-09747))


         4.5**     --Specimen Certificate representing Class A Common Stock

         4.6       --Form of Indenture between the Company and SunTrust
                     Bank, as trustee, providing for the issuance of debt securities

         5.1       --Opinion of Fried, Frank, Harris, Shriver & Jacobson,
                     as to the legality of the securities being offered


         12.1      --Statement regarding computation of ratio of earnings
                     to fixed charges

         23.1      --Consent of Ernst & Young LLP

         23.2      --Consent of Fried, Frank, Harris, Shriver & Jacobson
                     (included in Exhibit 5.1)

         23.3      --Consent of Fried, Frank, Harris, Shriver & Jacobson
                     (included in Exhibit 8.1)


         24**      --Powers of Attorney relating to subsequent amendments

         25.1      --Form T-1 Statement of Eligibility Under Trust
                     Indenture Act of 1939 of SunTrust Bank relating to debt securities (separately bound)



--------------------
* To be filed as an exhibit to a Current Report on Form 8-K of the Company at such time as an underwritten issuance of such securities is contemplated.
**   Previously filed.


ITEM 17. UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                            (i)  To include any prospectus required by
                  Section 10(a)(3) of the Securities Act of 1933;

                            (ii) To reflect in the prospectus any facts or
                  events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                            (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration
                  Statement.

                  Provided, however, that paragraphs (a)(1)(i) and
                  (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d)      The undersigned Registrant hereby undertake that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                 SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Sabre Holdings Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement (File No. 333-32106) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 17th day of April, 2000.


                                           SABRE HOLDINGS CORPORATION

                                           By:  /s/ Jeffery M. Jackson
                                              -----------------------------
                                                Jeffery M. Jackson
                                                Executive Vice President,
                                                Chief Financial Officer and
                                                Treasurer


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement (File No. 333-32106) has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                             TITLE                            DATE
             ---------                             -----                            ----

               *                       President and Chief Executive           April 17, 2000
----------------------------------     Officer (Principal Executive
        William J. Hannigan            Officer); Director

      /s/ Jeffery M. Jackson           Executive Vice President, Chief         April 17, 2000
----------------------------------     Financial Officer and Treasurer
        Jeffery M. Jackson             (Principal Financial and
                                       Accounting Officer)

               *                       Director                                April 17, 2000
----------------------------------
         Edward A. Brennan

               *                       Director                                April 17, 2000
----------------------------------
         Paul C. Ely, Jr.

               *                       Director                                April 17, 2000
----------------------------------
           Dee J. Kelly

               *                       Director                                April 17, 2000
----------------------------------
           Bob L. Martin

               *                       Director                                April 17, 2000
----------------------------------
      Glenn W. Marschel, Jr.

               *                       Director                                April 17, 2000
----------------------------------
         Richard L. Thomas

*
     /s/ Jeffery M. Jackson            Attorney-in-Fact                        April 17, 2000
----------------------------------
         Jeffery M. Jackson

         1.1*      --Form of Underwriting Agreement (for equity securities)

         1.2*      --Form of Underwriting Agreement (for debt securities)

         1.3*      --Form of Underwriting Agreement (for units consisting
                     of stock purchase contracts and debt securities)

         1.4*      --Form of Selling Agency Agreement (for debt securities)

         4.1       --Restated Certificate of Incorporation of the Company
                     (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1
                     (Registration No. 333-09747))

         4.2       --Certificate of Amendment to Certificate of
                     Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30,
                     1999)

         4.3       --Restated Bylaws of the Company (incorporated by
                     reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-09747))

         4.4       --Registration Rights Agreement between the Company and
                     AMR Corporation (incorporated by reference to the exhibits to the Company's Registration Statement on Form S-1 (Registration No. 333-09747))


         4.5**     --Specimen Certificate representing Class A Common Stock

         4.6       --Form of Indenture between the Company and SunTrust
                     Bank, as trustee, providing for the issuance of debt securities

         5.1       --Opinion of Fried, Frank, Harris, Shriver & Jacobson,
                     as to the legality of the securities being offered


         12.1      --Statement regarding computation of ratio of earnings
                     to fixed charges

         23.1      --Consent of Ernst & Young LLP

         23.2      --Consent of Fried, Frank, Harris, Shriver & Jacobson
                     (included in Exhibit 5.1)

         23.3      --Consent of Fried, Frank, Harris, Shriver & Jacobson
                     (included in Exhibit 8.1)


         24**      --Powers of Attorney relating to subsequent amendments

         25.1      --Form T-1 Statement of Eligibility Under Trust
                     Indenture Act of 1939 of SunTrust Bank relating to debt securities (separately bound)



--------------------
* To be filed as an exhibit to a Current Report on Form 8-K of the Company at such time as an underwritten issuance of such securities is contemplated.
**   Previously filed.